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                                                                 EXHIBIT (23)(D)
                        CONSENT OF KPMG PEAT MARWICK LLP
BOARD OF DIRECTORS
FIRST FIDELITY BANCORPORATION
     We consent to the incorporation by reference in this Registration Statement on Form S-4 of First Union Corporation of our report on the consolidated financial statements included in the 1994 Annual Report on Form 10-K of First Fidelity Bancorporation and to the reference to our firm under the heading "Experts" in the Prospectus/Proxy Statement. Our report dated January 18, 1995, contains an explanatory paragraph that states that First Fidelity Bancorporation changed its methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, and certain investments in debt and equity securities in 1993.
                                        KPMG PEAT MARWICK LLP
New York, New York
June 30, 1995